VALHI REPORTS THIRD QUARTER 2008 RESULTS

DALLAS, TEXAS . . November 5, 2008.  Valhi, Inc. (NYSE: VHI) reported a net loss of $23.2 million, or $.20 per diluted share, in the third quarter of 2008 as compared to a net loss of $52.7 million, or $.46 per diluted share, in the third quarter of 2007.  For the first nine months of 2008, Valhi reported a net loss of $29.3 million, or $.25 per diluted share, compared to a net loss of $31.5 million, or $.27 per diluted share, in the first nine months of 2007.

The Chemicals Segment’s sales increased $2.3 million in the third quarter of 2008 as compared to the third quarter of 2007, and increased $70.1 million in the first nine months of 2008 as compared to the same period in 2007. In the third quarter the favorable effect of fluctuations in currency exchange rates, which increased sales by approximately $24 million, and increases in average TiO2 prices more than offset the effect of lower sales volumes.  In the first nine months of 2008 the favorable effect of fluctuations in currency exchange rates, which increased sales by approximately $77 million, more than offset the decline in sales volumes.  Kronos’ average TiO2 selling prices in the third quarter of 2008 were 6% higher than the third quarter of 2007, and prices were flat in the year-to-date period.  Kronos' TiO2 sales volumes in each of the third quarter and first nine months of 2008 decreased 12% and 3%, respectively, as compared to the same periods of 2007, due to lower demand due to the general downturn in economic growth in all markets slightly offset by an increase in sales to export markets for the first nine months of 2008.  The table at the end of this press release shows how each of these items impacted the overall increase in the Chemicals Segment’s sales.

The Chemicals Segment’s operating income declined $14.6 million and $47.7 million in the third quarter and first nine months of 2008, respectively, as compared to the same periods in 2007 due primarily to lower sales volumes and higher raw material and utility costs, partially offset by the favorable effect of higher average TiO2 prices in the third quarter.  Kronos’ TiO2 production volumes were flat in the third quarter of 2008 as compared to the third quarter of 2007, and volumes were 1% higher in the year-to-date period.  Kronos’ TiO2 production volumes in the first nine months of 2008 were a new record for Kronos.  Chemicals operating income comparisons were also impacted by fluctuations in foreign currency exchange rates, which increased chemicals operating income by $1 million in the third quarter and decreased chemicals operating income by approximately $14 million year-to-date period.

The Component Products Segment’s sales decreased $2.5 million in the third quarter of 2008 as compared to the same quarter of 2007, and declined $7.1 million in the year-to-date period, primarily due to lower order rates from many of its customers resulting from unfavorable economic conditions in North America, offset in part by the effect of sales price increases for certain products to mitigate the effect of higher raw material costs.  In addition, the favorable effect of relative changes in foreign currency exchange rates increased sales by $1.0 million for the year-to-date period.  The Component Products Segment’s operating income declined $9.5 million in the quarter and $12.4 million in the year-to-date period primarily due to a $10.1 million goodwill impairment charge ($.06 per diluted share, net of minority interest) recognized in the third quarter of 2008 related to our marine components reporting unit.  Excluding the effects of the goodwill impairment charge, Component Products operating income increased by $.6 million in the third quarter primarily as a result of facility consolidation costs incurred during the third quarter of 2007, cost reductions and improved product mix, while operating income declined $2.3 million in the year-to-date period due to the unfavorable effect of lower sales.

Waste management sales decreased, and its operating loss increased, due to lower utilization of waste management services in 2008, primarily due to the completion in 2007 of a few projects that have not yet been replaced with new business.  The Company is continuing to seek opportunities to obtain certain types of new business that, if obtained, would increase our waste management sales and decrease our waste management operating loss.  In this regard, in August 2008, the Texas Commission on Environmental Quality (“TCEQ”) issued to the Company a draft license for the near-surface disposal of Class A, B and C low-level radioactive waste (“LLRW”) at the Company’s site in Andrews County, Texas.  The LLRW disposal operations will be very similar to those activities WCS is currently permitted to perform under a byproduct disposal license issued by TCEQ in May 2008.  Both types of waste are primarily soil-like and the disposal methods and disposal sites are similar.  The Company currently expects to receive a final disposal license in early 2009, although the timing of issuance of any such license is uncertain.  Construction of the byproduct facilities is underway with disposal operations expected to start in the third quarter of 2009.

Securities earnings were lower in the third quarter of 2008 as compared to the same period of 2007 primarily due lower average cash balances in 2008.  Securities earnings increased slightly in the first nine months of 2008 compared to 2007 due to the receipt of $4.3 million of interest income ($2.3 million, or $.02 per diluted share, net of income taxes and minority interest) related to certain escrow funds that were received by NL in the second quarter of 2008 which offset the effect of lower average cash balances.  Insurance recoveries relate principally to NL’s recovery from certain former insurance carriers in settlements of claims related to certain environmental, indemnity and past litigation defense costs.  These insurance recoveries (net of tax and minority interest) aggregated $.02 per diluted share in the first nine months of 2007 and $.01 in the first nine months of 2008.

General corporate expenses were lower in the third quarter and first nine months of 2008 as compared to the same periods in 2007 due primarily to lower litigation and related expenses at NL.  Interest expense was higher in 2008 primarily due to unfavorable changes in foreign currency exchange rates in 2008 compared to 2007, a higher average balance of outstanding borrowings under our Chemical Segment’s revolving credit facilities in 2008, primarily in Europe, and the interest on the promissory note our Component Products Segment issued in the fourth quarter of 2007.

The Company’s effective income tax rate varies significantly from the U.S. statutory federal income tax rate in both periods of 2007 and 2008.  The Company’s income tax benefit in 2008 includes a second quarter $7.2 million non-cash deferred income tax benefit ($.04 per diluted share, net of minority interest) related to a European Court ruling that resulted in the favorable resolution of certain income tax issues related to Kronos’ German operations and an increase in the amount of Kronos’ German corporate and trade tax net operating loss carryforwards.  In addition, the Company’s provision for income taxes in 2008 includes an $8.7 million non-cash income tax charge ($.07 per diluted share, net of minority interest), mostly in the third quarter, due to a net increase in the Company’s reserves for uncertain tax positions.

The provision for income taxes in 2007 includes (i) a second quarter $8.7 million non-cash charge ($.05 per diluted share, net of minority interest) related to the adjustment of certain German income tax attributes, (ii) a third quarter non-cash charge of $87.5 million ($.52 per diluted share, net of minority interest) related to the reduction of our net deferred income tax asset in Germany resulting from the reduction in its income tax rates and (iii) a third quarter $4.7 million non-cash income tax benefit ($.04 per diluted share, net of minority interest) due to a net decrease in the Company’s reserves for uncertain tax positions.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The cyclicality of certain of our businesses;
•	Customer inventory levels;
•	Changes in our raw material and other operating costs;
•	The possibility of labor disruptions;
•	General global economic and political conditions;
•	Competitive products and substitute products;
•	Possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	Restructuring transactions involving us and our affiliates;
•	Potential consolidation or solvency of our competitors;
•	Demand for high performance marine components;
•	The extent to which our subsidiaries were to become unable to pay us dividends;
•	Uncertainties associated with new product development;
•	Fluctuations in currency exchange rates;
•	Operating interruptions;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew or refinance credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•
The ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more likely than not recognition criteria;

•	Environmental matters;
•	Government laws and regulations and possible changes therein;
•	The ultimate resolution of pending litigation; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and performance marine components) and waste management industries.

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VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF OPERATIONS

(In millions, except earnings per share)

	Three months ended September 30,		Nine months ended September 30,
	2007	2008	2007	2008
	(unaudited)

Net sales
Chemicals	$343.3	$345.6	$999.9	$1,070.0
Component products	46.4	43.9	135.2	128.1
Waste management	.9	.7	3.5	2.2

Total net sales	$390.6	$390.2	$1,138.6	$1,200.3

Operating income (loss)
Chemicals	$23.4	$8.8	$78.3	$30.6
Component products	4.3	(5.2)	14.7	2.3
Waste management	(3.5)	(5.7)	(9.7)	(15.6)

Total operating income	24.2	(2.1)	83.3	17.3

Equity in earnings of:
TIMET	-	-	26.9	-
Other	1.3	(.2)	1.8	(.8)

General corporate items:
Securities earnings	7.6	6.6	23.9	24.2
Insurance recoveries	1.2	.7	4.2	2.4
General expenses, net	(7.8)	(4.9)	(24.8)	(19.5)
Interest expense	(16.0)	(17.7)	(47.5)	(52.8)

Income (loss) before income taxes	10.5	(17.6)	67.8	(29.2)

Provision for income taxes	69.1	7.9	102.2	1.0

Minority interest in after-tax losses	(5.9)	(2.3)	(2.9)	(.9)

Net loss	$(52.7)	$(23.2)	$(31.5)	$(29.3)

Basic and diluted net loss per share	$(.46)	$(.20)	$(.27)	$(.25)

Basic and diluted weighted average shares outstanding	114.6	114.4	114.8	114.4

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICALS NET SALES

	Three months ended September 30, 2008 vs. 2007	Nine months ended September 30, 2008 vs. 2007
	(unaudited)

Percent change in net sales:
TiO2 product pricing	6%	-%
TiO2 sales volumes	(12)	(3)
TiO2 product mix	-	2
Changes in currency exchange rates	7	8

Total	1%	7%